Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-1) and related Prospectus of Icon Energy Corp. for the registration of up to 9,811,933 of its common shares and to the incorporation by reference therein of our report dated February 24, 2026, with respect to the consolidated financial statements of Icon Energy Corp. included in its Annual Report (Form 20-F) for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young (Hellas) Certified Auditors Accountants S.A.

Athens, Greece

March 6, 2026